UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2007

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane
Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments

As previously reported, the Registrant’s Hardwick Landfill was closed following the defeat of a proposed amendment to the Hardwick zoning bylaws at a Hardwick Town Meeting held in January 2007.  Following such closure, management has reviewed its options available and efforts to overturn the adverse decisions of the Town of Hardwick and its Zoning Board of Appeals, including the Registrant’s pending litigation and its efforts to effect a reconsideration of the adverse Town Meeting votes.  In connection with such review, management assessed the likelihood of a successful outcome in relation to the expected costs of those efforts, and on the basis of the assessment management recommended to the Board of Directors of the Registrant that the Registrant cease such efforts.  Effective April 30, 2007, the Board of Directors of the Registrant approved a resolution concluding that a material charge for impairment and acceleration of capping, closure and post closure of the Registrant’s Hardwick Landfill is required.  The Registrant estimates that the total charge will be up to $26.0 million, including an estimated $9.0 million in future cash expenditures on capping, closure and post closure.

Item 8.01 Other Events.

On April 30, 2007, the Registrant sold its Holliston Transfer Station and related equipment to an affiliate of Covanta Holding Corporation.  Net proceeds of the sale were approximately $7.4 million, resulting in a loss to the Registrant of approximately $1.0 million.

For the nine months ended January 31, 2007, Hardwick and Holliston reported negative operating income of $2.2 million and $0.03 million, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: May 3, 2007	By:	/s/ Richard A. Norris
Richard A. Norris Senior Vice President and Chief Financial Officer